Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

                                       OF

                                 AUTOINFO, INC.
                           (Pursuant to Section 242 of
                      the Delaware General Corporation Law)

                                   ----------

      AutoInfo, Inc. ("Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL") does hereby certifies that:

      1. The name of the corporation is AutoInfo, Inc.

      2. The Certificate of Incorporation of the Corporation is hereby amended to increase the authorized capitalization from 100,000,000 to 110,000,000 shares, consisting of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

      3. In order to effect the change described in Paragraph 2 hereof, the Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH and by substituting the following new Article:

      "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 110,000,000 shares, consisting of (i) 100,000,000 shares of common stock, $0.001 par value per share (the "Common Stock") and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (the "Preferred Stock").

            (a) Common Stock. No holder of any of the shares of the stock of the Corporation, whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for (1) any unissued stock of any class, or (2) any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or (3) bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

            (b) Preferred Stock. The Board of Directors, in the exercise of its discretion, is authorized to issue the undesignated Preferred Stock in one or more series, to determine the powers, preferences and rights, and qualifications, limitations or restrictions, granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. No holder of any of the shares of any series of Preferred Stock of the Corporation, whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for (1) any unissued stock of any class, or
      (2) any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or (3) bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, or carrying any right to purchase stock of any class; but any such unissued stock or such additional authorized issue of such stock or of other securities convertible into such stock, or carrying any right to purchase such stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, partnerships, corporations, associations or other entities and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion."


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      4. The Amendments of the Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL by the unanimous written consent of the Board of Directors of the Corporation followed by the written consent from a majority of the stockholders of the Corporation.

      5. This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.

                    Executed on this 28th day of July, 2003.

                                        AutoInfo, Inc.


                                        By: /s/ Harry Wachtel
                                            ------------------------------------
                                            Harry Wachtel
                                              President and Chief Executive
                                              Officer


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